EXHIBIT 10.5

NOTE: Information in this document marked with an "[*]" has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ENGINEERING, PROCUREMENT AND
TECHNOLOGY LICENSE AGREEMENT

GENERAL CONDITIONS
(Plant No. 4)

THIS AGREEMENT, made this 6th day of September, 2006 by and between Delta-T Corporation, a Virginia corporation, with its principal place of business at 323 Alexander Lee Parkway, Williamsburg, Virginia 23185 (hereinafter “Delta-T”), and Pacific Ethanol, Inc., a Delaware corporation, with its principal place of business at 5711 N. West Avenue, Fresno, California 93711 (hereinafter “Owner”), each of which may be referred to individually as a "Party," or jointly as the "Parties."

WITNESSETH:

WHEREAS, DELTA-T is engaged in the performance of engineering, procurement and construction services;

WHEREAS, Owner desires DELTA-T through Delta-T Project Services, LLC (located at the Ford, Bacon and Davis, LLC office in Monroe, LA) (hereinafter “DTPC”) to furnish and perform certain engineering and procurement services to support the construction and startup of Owner’s fuel ethanol plant at a location to be designated; and

WHEREAS, Owner and its parent/affiliate (Pacific Ethanol, Inc.) and DELTA-T desire to use this Agreement as a template for the execution of future projects utilizing DELTA-T Technology.

NOW, THEREFORE, IN CONSIDERATION of the mutual terms and conditions of this Agreement, Owner and DELTA-T agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions: The following words, when capitalized, shall have the meanings set forth below:

1.1.1 Affiliate and Control: “Affiliate” shall mean, with respect to any entity, any other entity Controlling, Controlled by or under common Control with such entity, where “Control” and its derivatives shall mean, with regard to any entity, the legal, beneficial or equitable ownership, directly or indirectly, of interest sufficient to exercise control over the management of such entity.

1.1.2 Basic Process Design:“Basic Process Design” shall mean the process design to be provided by DELTA-T at the level of detail described in Schedule A.

Plant #4 EPT

1.1.3 Confidential Information:“Confidential Information” shall mean all of the following: (1) all of the provisions of this Contract and its Exhibits/Schedules, especially, but not limited to, the provisions concerning pricing and performance, financial information, vendor lists, price lists, cost data, and other business and commercially sensitive information, and (2) all technical information, including without limitation, drawings, designs, methodology, processes, models, inventions, specifications, plant or equipment test and operating data, improvements, processes, and other technical information of any kind, whether or not patented or patentable and whether embodied in a drawing or in equipment or any other physical thing. Notwithstanding the foregoing, “Confidential Information” does not include information which a Party can demonstrate: (a) was known to it or in its possession prior to receipt from the disclosing Party; (b) was in the public domain at the time of disclosure or thereafter enters into the public domain through no breach of this Contract by the disclosing Party or is in general use in the trade without violation by a Party to this Contract, or violation by any other party of an obligation not to disclose it; or (c) is disclosed by a party other than Owner or DELTA-T who is under no obligation not to disclose it . Notwithstanding the foregoing or anything herein to the contrary, Owner’s requirements and the description of Work will be deemed to be the Confidential Information of Owner only.

1.1.4 Contract:“Contract” shall mean these General Conditions, the Schedules, and all additions or modifications thereto made in accordance with Article 5 and Article 20, Section 20.2 of these General Conditions.

1.1.5 Contract Sum:“Contract Sum” shall mean the sum determined in accordance with Article 8 of the General Conditions.

1.1.6 Date of Commencement:“Date of Commencement” shall mean the date of commencement of this Contract, which shall be the date on which it has been executed by both Parties.

1.1.6a  Day: “day” shall mean a calendar day unless specifically identified as a “business day.”

1.1.7 DELTA-T Technology: “DELTA-T Technology” shall mean all Confidential Information of DELTA-T embodied in any drawing, design, patent, patent application or process delivered by DELTA-T to Owner and any inventions (whether patentable or not), copyrights, trade secrets or other similar intellectual property rights of Delta-T which are embodied in the Work Product.

1.1.8 Equipment:“Equipment” shall mean the equipment and materials for which DELTA-T will provide procurement services under Schedule A of this Contract.

1.1.9 Final Acceptance:“Final Acceptance” shall mean the date upon which the Plant has operated at its designed capacity for a continuous 2 week period.

1.1.10 Reserved.

1.1.11 General Conditions:“General Conditions” shall mean all portions of this Contract other than the Schedules.

Plant #4 EPT

1.1.12 Mechanical Completion: The completion of construction activities essential to the safe and proper operation of the plant. This includes site, building, mechanical equipment, piping, electrical as more fully described below:
•	Inspection of all equipment to check that erected facilities conform to construction drawings and Contract specifications.
•
Non-operating field leak tests or field pressure tests on piping and field-fabricated equipment as required by the Contract specifications, disposing of test media on site at a location specified by Owner, and removal of test blinds and restoring systems to “ready for operation” condition.

•	Removal of all temporary supports, bracing or other foreign objects.
•	Inspection of all columns to ensure proper installation of all internals.
•	Field inspection of all shop fabricated equipment.
•	Line flushing as part of hydrotesting.
•	Check to ensure that all baseplates and soleplates are level and properly grouted.
•	Check pipe hangers, supports, guides and pipe specialties, and remove all shipping and erection bracing.
•	Check alignment of all piping fit-up with equipment to avoid excessive nozzle loading and pipe stresses.
•	Insulation for process purposes.
•	Install Lubricants.
•	Check rotating machinery for correct direction of rotation and for freedom of moving parts.
•	Check cold alignments on rotating equipment.
•	Schedule the services of factory representatives for equipment or other items as required.
•	Electrical and Instrumentation installed.

Irrespective of the foregoing, Mechanical Completion shall be deemed achieved once feedstock is introduced into the Plant and ethanol has been produced.

1.1.13 Plant:“Plant” shall mean the new 50,000,000 GPY ethanol plant being designed, developed and constructed  by Owner at a location yet to be designated, being the fourth Plant developed by Owner employing DELTA-T Technology.

1.1.14 Reserved.

1.1.15 Process:“Process” shall mean a system designed for production of an anhydrous fuel-grade ethanol at the rate of not less than 50,000,000 US gallons per year (based on a 350 day operating year) of undenatured alcohol using corn feedstock of 56 lb/bushel test weight No. 2 Yellow Dent corn containing a maximum of 14.5% moisture (by weight), a minimum of 72% dry, trash-free starch (by weight) and a max of 1% foreign material (by weight).

1.1.16 Reserved.

1.1.17 Startup:“Startup” shall mean the point in time at which corn feedstock is first introduced into the Process for the purpose of making ethanol.

1.1.18 Work:“Work” shall mean the services to be provided by DELTA-T under this Contract.

Plant #4 EPT

ARTICLE 2
SCOPE OF WORK

2.1 Description of Work: DELTA-T shall provide the technology transfer, engineering and procurement services described in Schedule A. To the extent of any conflict between these General Conditions and the Schedules hereto, these General Conditions shall be controlling. DELTA-T shall not purchase or commit to purchase any Equipment without first identifying in writing for Owner the Equipment and the cost to DELTA-T and the cost to Owner and obtaining Owner’s written approval of such Equipment.

2.2 Permits and Compliance with Law: DELTA-T shall, at its expense, secure all permits that it is required by any federal, state or local law rule, regulation or other legal requirement (“Legal Requirements”) to procure in connection with its performance of the Work. All other permits required by applicable law or regulation, including without limitation, permits related to environmental protection, operation of the plant at which the Equipment is installed, or activities of Owner or any of its contractors (other than DELTA-T), shall be secured by Owner at Owner’s expense. DELTA-T shall comply with all Legal Requirements that are applicable to its performance of the Work, and all work product generated by DELTA-T in connection with the Work shall comply with all such Legal Requirements.

ARTICLE 3
INFORMATION, GOODS AND SERVICES TO BE PROVIDED BY OWNER; COOPERATION ON DETAILED DESIGN

3.1 Owner’s Deliverables: Owner shall furnish to DELTA-T, at Owner’s expense, the documents, drawings, equipment, specifications, information, personnel and services identified in Schedule A as within the scope of Owner’s obligations, and shall furnish them within the times prescribed in Schedule C, or, if no time is prescribed, within the time reasonably requested by DELTA-T to allow DELTA-T to perform its obligations under this Contract.

3.2 Review of the Design: Owner will review the elements of the design that are specifically identified on Schedule A as elements to be reviewed by Owner (as identified with “*”). Upon receipt of the designs supplied by DELTA-T, Owner may, within twenty (20) business days of receipt, suggest changes or additions to the design. DELTA-T shall make all reasonable attempts to incorporate any changes or additions suggested upon review, provided that Delta-T shall notify Owner in writing if it believes that doing so would not be useful to, or would be detrimental to, the Process.

3.3 Review of Detailed Design Components: Owner shall require its contractor or vendor to submit to DELTA-T, for its review, all detailed engineering documents identified on Schedule A as documents to be reviewed by DELTA-T (as identified with a “*”). DELTA-T shall provide to Owner, in writing, DELTA-T’s comments on such documents, work and data. Such review shall not be deemed to constitute comments on integrity, compliance with codes, correction of, or approval of, other design details.

Plant #4 EPT

ARTICLE 4
SCHEDULE

DELTA-T shall perform the Work in accordance with the Schedule C. In case of any delay, including without limitation, Owner’s failure to provide deliverables under Article 3, Section 3.1, other than a delay caused by DELTA-T, its employees, subcontractors or vendors for reasons other than force majeure, the Schedule C for completion of the Work, or any part of it, shall be automatically extended by a number of days equal to the number of days of such delay, plus the number of days reasonably required for demobilization and remobilization.

ARTICLE 5
CHANGES

5.1 Issuance of Change Orders by Owner: Owner may, by its written order, require changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions which do not result in any material change in the Work, provided that the Contract Sum and payment schedule are adjusted to reflect the change in DELTA-T’s direct costs, up or down, plus a fixed percentage thereof to cover indirect costs and a reasonable amount of profit (which percentage is consistent with the percentage used to determine the initial Contract Sum), and that the time allowed for completion, warranty obligations, and any other obligations of DELTA-T affected by the changes are adjusted to cover the consequences to DELTA-T resulting from such change. DELTA-T shall have the right to make a claim for such adjustments based on cumulative changes, including changes previously made for which it notifies Owner that it was not claiming an adjustment due to the de minimus nature of the adjustment required for that single change. The amount to be paid to DELTA-T, the effect on Schedule C, if any, and any other adjustments to the Contract will be made by mutual agreement. If the change, in DELTA-T’s judgment, would have a detrimental impact on performance of the Plant, or if the amount of the change order in dispute exceeds one percent (1%) of the Contract Sum, then DELTA-T shall have no obligation to proceed with any change until such agreement is reached. Furthermore, DELTA-T shall in no case be required to agree to any change requiring the handling of PCB’s, asbestos or any other hazardous material. In all other cases, if Owner and DELTA-T are unable to reach agreement within fifteen (15) business days of the date of DELTA-T’s notice to Owner provided in accordance with Section 5.2 below, then DELTA-T shall proceed with the change and the matter shall be resolved as provided at Article 18 below.

5.2 Notice of Instruction Constituting a Change; Notice of Impact of Change Order: If DELTA-T receives instructions from Owner, which in DELTA-T’s opinion constitute a change in the Work, DELTA-T shall so advise Owner within five (5) business days of receipt of such instruction. If DELTA-T receives a change order under Section 5.1 above or becomes aware of a constructive change order of the type described in Section 5.3 below, or gives Owner a notice that an instruction of Owner constitutes a change, then DELTA-T shall within ten (10) business days thereafter submit to Owner a statement of the impact of such change on the Contract Sum, payment schedule, warranties, and any other provisions of the Contract affected thereby. DELTA-T shall not delay prosecution of the Work not affected by the change.

5.3 Constructive Change Orders: Any of the following shall be deemed constructive change orders a modification of applicable law, ordinance or regulation resulting in any increase in taxes or insurance premiums, or any other cost, payable by DELTA-T or in any government regulated costs.

Plant #4 EPT

ARTICLE 6
INSTALLATION AND TRAINING

6.1 Training: DELTA-T shall have its representative, and any other employees or assistants that it deems necessary or appropriate, at the work site to instruct Owner’s personnel in the installation of the Equipment. DELTA-T shall provide such instruction and assistance for the number of days specified at Schedule A. DELTA-T shall provide personnel to perform such services for additional days at Owner’s request at rates of compensation provided in Schedule B or as agreed to by Owner and DELTA-T.

6.2 Installation; Interface: DELTA-T’s responsibility with respect to interface of the Equipment with the equipment or facility of Owner shall be to conform its Work to the Specifications set forth in Schedule A and in the Basic Process Design. Any work done by, or change made by, Owner or any of its contractors (other than DELTA-T) requiring any change or addition to any Work Product to permit proper interface of the Work with any other equipment, utility supply, or other aspect of Owner’s facility, shall be performed by Owner, or by DELTA-T at Owner’s expense at the rates in Schedule B.

ARTICLE 7
Reserved

ARTICLE 8
CONTRACT SUM AND PAYMENT

8.1 Contract Sum: Owner will pay DELTA-T a Contract Sum consisting of (a) a fixed fee of [*] to cover DELTA-T’s general conditions, overhead and profit for all services provided hereunder, which is subject to adjustment as provided below, (b) [*] for DELTA-T’s license fee (the “License Fee”), which License Fee has been determined in accordance with Schedule G hereto, and (c) the cost of all procured equipment at cost plus [*], subject to increase as set forth in Article 8.1.1.

The Contract Sum does not include any sales, use, excise or other tax that DELTA-T is required to charge and collect on the fees payable hereunder by Owner to DELTA-T with respect to the Work or the Equipment (other than taxes on DELTA-T’s income or on any facilities, personnel, equipment or other resources procured by DELTA-T for use in connection with the Work), and Owner agrees that it shall pay the same if and when due. Owner shall pay the lesser of 1% per month or the highest amount permitted by law on all sums more than three (3) business days past due.

8.1.1 Adjustments to Contract Sum: In addition to changes set forth in Article 5, the Contract Sum set forth in 8.1 may be adjusted as follows:

____________________________
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Plant #4 EPT

a. The [* ] referenced above represents DELTA-T’s general conditions, overhead and profit for services described in Article 2 and includes [*]for construction management services (under Schedule A, paragraphs 1.4, 1.5, and 1.6), and [*] for training, commissioning and start-up services (under Schedule A, paragraphs 1.7, 1.8, 1.9, 1.10, and 1.11). Accordingly, in the event Owner elects not to employ DELTA-T’s construction management services or DELTA-T’s training, commissioning and start-up services, the fee shall be reduced accordingly.

b. The [*] procurement fee is based on Delta-T performing procurement services for a total of 5 new construction ethanol plants (including the Madera plant) owned by Owner or its affiliates to the same extent DELTA-T handled equipment procurement at the Madera facility. In the event that, by September 1, 2009, Delta-T does not provide such procurement services for Owner or its affiliates, Delta-T shall invoice Owner a fee representing the difference between procurement at cost plus [*] and cost plus [*]. Such invoice shall be immediately due and payable by Owner.

8.2 Payment: The Contract Sum shall be payable as follows:

(a) The General Conditions/Overhead/Profit shall be paid in the form of:

1.
an initial payment of [*] of which [*] has been previously paid and [*] which shall be paid simultaneously with execution of this Contract if work has already begun on the Project. If work has not begun, the initial payment shall be due upon issuance of a Notice to proceed by owner to Delta-T,

2.
monthly installments of ninety-five percent (95%) of the remaining amount in accordance with the table set forth in Schedule F (the first such payment being paid on the thirtieth (30th) day following the initial payment and the remaining payments being paid on the earlier of (i) the first day of each month following the date of the second payment, or (ii) upon Mechanical Completion, and

3.	The final payment shall be paid upon Mechanical Completion.

4.
If Delta-T is behind by more than 30 days in any deliverables called for by Schedule C, then Owner may delay payment under this subparagraph 8.2(a) until such time as Delta-T and Owner mutually agree on a new schedule. Both parties shall cooperate in reaching agreement in this regard.

(b) Procurement:

1.
Delta-T shall provide Owner with three (3) business days’ notice of the need for procurement funds. Included within such notice shall be a breakdown of the items to be ordered with the requested funds. Within three (3) business days after receiving notice from Delta-T, Owner shall wire transfer the requested funds to Delta-T. DELTA-T shall hold such funds IN TRUST for the benefit of Owner until such time as the funds are remitted to a vendor or returned to Owner.

2.	The cost of the procurement portion of the Work will become due and payable as the costs for equipment are committed by DELTA-T as follows:

____________________________
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Plant #4 EPT

a.	Upon placement of each purchase order, 10% of the total value of each purchase order, including markup is due and payable via wire transfer or zero balance account.

b.	Upon receipt of approval drawings, 20% of the total value of each purchase order, including markup is due and payable via wire transfer or zero balance account.

c.	Upon receipt of materials at the vendor’s fabrication shop, 40% of the total value of each purchase order, including markup is due and payable via wire transfer or zero balance account.

d.	Upon delivery and acceptance at site, 25% of the total value of each purchase order including markup is due and payable via wire transfer or zero balance account.

e.
Upon Mechanical Completion and the receipt of all vendor data and maintenance manuals, 5% of the total value of each purchase order, including markup is due and payable via wire transfer or zero balance account.

3.	Markup shall be determined as set forth in Article 8.1.1(b).

(c) The License Fee shall be due and payable as follows:

1.  50% upon execution of this contract if the Parties have already begun work on the Project. If work has not begun, the initial payment shall be due upon issuance of a Notice to Proceed by Owner to Delta-T.

2.  50% upon Mechanical Completion.

(d) For work performed by written request, outside of the scope herein defined, the rates in Schedule B will apply.

8.3 Invoicing and Invoice Approval: Other than the initial payment described in Section 8.2(a) above, Owner shall pay all submitted DELTA-T invoices within the later of thirty (30) calendar days after the event occurrence date and thirty (30) calendar days from date of receipt of the subsequent invoices. Owner shall promptly review all DELTA-T invoices and, where appropriate, supporting documentation, and approve for payment such amounts as Owner reasonably determines to be properly due under the Contract. If Owner disputes any amount invoiced, it shall: (i) give notice to DELTA-T of such disputed amount together with a statement of the basis of the dispute, with such notice to be delivered by the due date for the applicable invoice, and (ii) pay undisputed amounts on or before the due date. If Owner fails to provide notice of a disputed amount within the prescribed period, it shall be deemed to have waived its right to withhold such amount. DELTA-T shall provide Owner with access to such information or records which are necessary to enable Owner to verify the accuracy of any invoice.

Plant #4 EPT

ARTICLE 9
OWNERSHIP OF WORK PRODUCT/CONFIDENTIALITY

9.1 License to Use: Owner acknowledges that DELTA-T is and shall remain the sole owner of the DELTA-T Technology, and of the copyrights in all the drawings, manuals and other documents provided by DELTA-T under this Agreement. In consideration of Owner’s payment to DELTA-T of the License Fee set forth in Article 8.1, DELTA-T grants to Owner, subject to the conditions of this Agreement, a non-exclusive, paid-up, non-transferable right to use in perpetuity the DELTA-T Technology, without right to grant such rights to others, solely for the purposes of:

a.   Use at the Plant; and
b.   Maintenance and optimization or enhancement of the Plant.

Owner agrees that it shall not use the Delta-T Technology for any other purpose. Optimization and enhancement (“Modification”), for this purpose, shall include de-bottlenecking, but shall not include expanding the physical dimensions of the distillation columns or molsieve vessels included in the Delta-T Technology, or adding to the original number of distillation columns or molsieve vessels specified in such design. Owner may not disclose any of the Delta-T Technology to (i) any third party that is listed in Schedule E, or (ii) to any individual, group or company that is in the business of designing alcohol plants or parts thereof and that is not listed in Schedule E, for the purpose of making any Modification, except that Owner may make such disclosure to any Designer to the extent, and only to the extent, necessary to permit such Designer to enable a Modification that was created without the disclosure of any Delta-T Technology by or on behalf of Owner, to interface with portions of the Plant designed by Delta-T.

ARTICLE 10
RIGHTS OF OWNER AND DELTA-T TO SUSPEND WORK OR TERMINATE

10.1 Owner’s Right to Terminate For Cause: Owner may terminate this Contract if: (i) a petition in bankruptcy is filed by or against DELTA-T and it is not dismissed within thirty (30) days, or (ii) DELTA-T commits a material breach of this Contract and fails to cure within the longer of 60 days of its receipt of written notice of such breach or such longer time as may be approved in writing by Owner. Upon such termination Owner shall (at its option) take possession of the Work and all Equipment for which it has paid, and upon Owner’s request, DELTA-T shall assign any then outstanding purchase orders for Equipment. DELTA-T shall cooperate in all respects with Owner in transiting the Work or Owner or a third party designated by Owner. In the event of termination under this Section 10.1, DELTA-T will be liable to Owner for any reasonable costs incurred by Owner to complete the Work to the extent that such costs exceed the unpaid balance of the Contract Sum set forth at Section 8 above.

10.2 DELTA-T’s Right to Stop Work: If Owner does not pay DELTA-T any amount due under this Contract within five (5) business days after the date such payment is due, then DELTA-T may, upon ten (10) days written notice to Owner, stop the Work until it receives payment of the amount owing. In such case, Schedule C shall be extended as provided at Article 4 above.

Plant #4 EPT

10.3 DELTA-T’s Right to Terminate: DELTA-T may terminate the Contract if:

a.	issuance of any order of a court or other public authority having jurisdiction instructing DELTA-T to permanently cease Work;
b.	on 30 days notice if Owner has not made payment within thirty (30) days of the date due or a petition in bankruptcy is filed by or against it and is not dismissed within sixty (60) calendar days; or
c.	Owner commits a material breach of this Contract and fails to cure within 30 days of its receipt of written notice of such breach or such longer time as may be approved in writing by DELTA-T.

Upon such termination, Owner shall pay DELTA-T the Contract Sum times the percentage or Work successfully completed as of the date of termination plus 15% of the remainder of the Contract Sum (the “Termination Fee”); provided, that the Termination Fee shall not be payable if Owner terminates due to DELTA-T 's breach. If Owner has already paid a greater percentage of the Contract Sum than the amount of Work completed, any amounts remaining due will be adjusted such that Owner pays no more than the Termination Fee.

10.4 Rights On Termination. Owner’s right to an irrevocable and perpetual license to DELTA-T Technology as provided for in Article 9 shall be unaffected by the expiration or termination of this Agreement, irrespective of the reason; provided that Owner has paid DELTA-T in full its  License Fee as set forth in Article 8.

10.5 Owner’s Right to Terminate on Plant Cancellation: Owner may terminate this Contract at any time if Owner ceases development of the Plant for any reason. In the event of such a termination, Owner shall be entitled to apply all sums theretofor paid under this Agreement to a subsequent agreement of like tenor providing for engineering, procurement and construction services in connection with a new 50,000,000 GPY ethanol plant. To the extent the design being implemented under the subsequent agreement differs materially from the design for the Plant under this Agreement thus requiring material changes in the Work, then such changes shall be accounted for as Change Orders in accordance with Article 5, or in such other manner as the Parties shall mutually agree.

ARTICLE 11
SAFETY

DELTA-T will cause all of its personnel to comply with all local, state and federal regulations and with all of Owner's safety and security regulations, procedures or standards, provided, however, that in the event that any of Owner’s safety and security regulations, procedures or standards increases the cost of DELTA-T’s performance and was not made known to it by Owner prior to DELTA-T’s execution of this Contract, DELTA-T shall, at its request made within thirty (30) days of being advised of such regulation, procedure or standard, be reimbursed for its costs of complying with the same, provided DELTA-T identified for Owner in writing the incremental costs within ten (10) days after learning of any such Owner regulation, procedure or standard and identifies therein the incremental cost, and provided Owner did not subsequently relieve DELTA-T of the obligation to comply with any such Owner regulation, procedure or standard. DELTA-T shall have no obligation to proceed with any of its obligations to be performed at the Work site in the event that such performance would, for reasons attributable to Owner, be unsafe, as determined by DELTA-T in the exercise of its reasonable judgment.

Plant #4 EPT

ARTICLE 12
WARRANTY

12.1 Equipment: For the Equipment listed in Schedule A that it provides procurement services for, DELTA-T will transfer all manufacturers’ warranties to Owner.

12.2 Reserved.

12.3 Service Warranty: DELTA-T warrants that it will perform the Work in accordance with the standards of care and diligence normally practiced by recognized firms in the ethanol industry performing services of a similar nature in existence at the time of performance of the Work. If, during the 12 month period following Mechanical Completion, it is shown there is an error in the Work caused solely by DELTA-T’s (or its agents, subcontractors or vendors) failure to meet such standards and Owner has notified DELTA-T in writing of any such error as provided below, DELTA-T shall re-perform, at no additional cost to Owner, such services within the original scope of Work as may be necessary to remedy such error.

12.4 Remedies; Limitation on Warranty: THE WARRANTIES SET FORTH IN THIS SECTION ARE THE ONLY WARRANTIES MADE BY DELTA-T, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE. THE REMEDIES SET FORTH IN THIS ARTICLE 12 SHALL BE OWNER’S EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY. The warranties set forth in this Article 12 do not cover any defect or deterioration which results from failure of Owner to provide any feedstock, utilities, or other supplies, services or conditions specified by DELTA-T, which are not within the scope of the Work, force majeure, operation or maintenance not in accordance with standards of care prevalent in the industry, foreign substance or impurity introduced into the molecular sieve, or any other matter not within DELTA-T’s control.

12.5 Notice of Warranty Claim: Owner shall notify DELTA-T in writing of any defect covered by this warranty within ninety (90) days after discovering such defect. If Owner notifies DELTA-T after such period, any damages to which Owner is entitled will be reduced by any damages which DELTA-T could have avoided had Owner notified DELTA-T ninety (90) days after discovering the defect.

ARTICLE 13
LIMITATION OF LIABILITY

In no case shall DELTA-T have any responsibility for the acts or omission of any contractor, subcontractor, vendor or material suppliers of Owner, or any employee, agent or contractor of any of them, other than its own subcontractors or vendors, and its Affiliates to the extent they provide services hereunder, including DELTA-T Project Services, LLC. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL LOSS OR DAMAGE, INCLUDING WITHOUT LIMITATION, DAMAGE RESULTING FROM CONSTRUCTION CHANGE ORDERS AND/OR CLAIMS, LOSS OF USE, LOSS OF REVENUE, LOSS OF PROFIT, LOSS OF CONTRACTS, LOSS OF PRODUCT OR PRODUCTION, LOSS OF BUSINESS OPPORTUNITY SUFFERED OR INCURRED BY ANOTHER PARTY OR ANY OF THEIR AFFILIATES OR CO-VENTURERS, HOWSOEVER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FROM THE TERMINATION OR BREACH HEREOF OR ANY WARRANTY MADE HEREUNDER. IN NO CASE SHALL EITHER PARTY’S LIABILITY TO THE OTHER UNDER THIS CONTRACT, WHETHER UNDER ARTICLE 12 OR OTHERWISE, EXCEED THE FEES PAYABLE BY OWNER HEREUNDER.

Plant #4 EPT

THE EXCLUSION OF DAMAGES AND THE LIABILITY LIMITATION IN THE PRECEDING PARAGRAPH SHALL NOT APPLY TO BREACHES OF ARTICLES 9 OR 17.

In no case shall DELTA-T’s cumulative liability to Owner under this Contract, whether under Article 12 or otherwise, exceed Two Million Dollars ($2,000,000.00). Notwithstanding anything herein to the contrary, to the extent DELTA-T is holding funds that have been advanced by Owner in connection with the procurement of equipment, then DELTA-T’s liability for mishandling of Owner’s funds shall be limited to the aggregate dollar amount of funds held at any time by DELTA-T.

ARTICLE 14
TRANSFER OF TITLE AND RISK OF LOSS

14.1 Shipment: All Equipment will be shipped to the Owner at the Plant FOB the Plant and title and risk of loss shall pass to Owner at the Plant.

14.2 Inspection; Acceptance: Owner will have 15 days to inspect Equipment. If Owner rejects any Equipment for failure to comply with its specifications or any provision of this Agreement, Owner will so notify DELTA-T and will return such Equipment as instructed by DELTA-T at DELTA-T’s cost.

ARTICLE 15
INSURANCE

DELTA-T shall maintain the following types of insurance coverage as a minimum until the earlier of (a) the date of Final Acceptance, or (b) termination of the Contract.

15.1 Accident to Workmen: Insurance against damages or compensation payable to any workman or other person in the employment of DELTA-T, other than death or injury resulting from any act or default of Owner, its agents or servants. The coverage limits are those as required by law.

15.2 Comprehensive General or Commercial Liability: Insurance against loss or damage to the Equipment prior to delivery to the site, other than loss or damage resulting from any act or default of Owner, its agents or servants. Coverage limits are one million dollars ($1,000,000.00) per occurrence and three million dollars ($3,000,000.00) cumulative.

15.3 Automobile Liability: Insurance covering all owned, non-owned and hired vehicles against losses for bodily injury and property damage. Coverage limits are five hundred thousand dollars ($500,000.00) per occurrence and one million dollars ($1,000,000.00) cumulative.

15.4 Professional Liability: Insurance covering liability arising out of DELTA-T’s negligent acts, errors or omissions in the rendering of its professional services under this Contract up to one million dollars ($1,000,000.00).

Plant #4 EPT

15.5 Builder’s Risk; Waiver of Subrogation: Owner shall purchase and maintain property insurance (including boiler and machinery coverage) and all risk builder’s risk insurance upon the Plant in an amount no less than the value of the Plant. The insurance shall include the interests of Owner, DELTA-T and all subcontractors at any tier and shall include coverage for direct physical damage resulting from all perils, including (without limitation) fire, flood and earthquake coverage to (a) the installed Work, (b) materials and equipment which are stored at the site but have not yet been included in the Plant, (c) all materials and equipment in transit or stored off site for which payment has been made or is due from Owner, and (d) for business interruption. Owner’s sole remedy in case of any loss or damage of the type covered by the insurance required by this Section 15.5 shall be recovered under that policy. Owner and DELTA-T intend that all builder’s risk policies purchased, or required to be purchased, in accordance with this Section 15.5 will protect Owner, DELTA-T and all subcontractors and sub-subcontractors, and will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby. Owner and DELTA-T waive all rights against each other and their respective subcontractors, officers, directors, agents and employees of the other arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Plant during the period prior to Final Acceptance and payment of all amounts due to DELTA-T under this Contract. None of the above waivers shall extend to the rights that any Party making such waiver may have to the proceeds of insurance held by Owner as trustee or otherwise payable under any policy so issued. In addition, Owner waives all rights against DELTA-T, its subcontractors at any tier and the officers, directors, employees and agents of any of them for business interruption and any other consequential damages caused by, arising out of or resulting from any such insured perils or causes of loss or any other peril or cause of loss whether or not insured. All policies required under the Contract shall be endorsed to include such waivers of subrogation, or confirmation of such waivers shall appear on the certificates of insurance required to be delivered under Section 15.7 below. Owner and DELTA-T shall require similar waivers from each of their contractors and subcontractors who do work on the Work, each in favor of the other parties enumerated in this Section.

15.7 Certificates of Insurance: Before commencing the Work, DELTA-T shall, at Owner’s request, furnish Owner with certificates evidencing the coverage required under this Article 15 from the insurance company or companies carrying the aforesaid coverage. These certificates will provide that the policies may not be amended or terminated unless at least thirty (30) days prior written notice is given to Owner.

ARTICLE 16
INDEMNITY

16.1 Indemnity by DELTA-T for Bodily Injury and Property Damage: DELTA-T shall indemnify and hold harmless Owner and its agents and employees from and against all third party claims, damages, losses and expenses, including, but not limited to attorney's fees, arising out of or resulting from DELTA-T's performance of the Work, provided that, any such claim, damage, loss or expense: (1) is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, including the loss of use resulting therefrom, and (2) is caused in whole or in part by any negligent act or omission of DELTA-T, its subcontractors, or anyone for whose acts DELTA-T is liable. In the event that any such damage, loss or expense was caused in part by Owner or by any other person or entity, however, then DELTA-T shall be obliged to pay only the portion of the damage, loss or expense, including reasonable attorney’s fees as is attributable to its relative share of the negligence or omission which caused such damage, loss or expense. In no case shall DELTA-T be liable under this Section 16.1 for an amount, including costs and attorney’s fees, in excess of the amount set forth at Article 13 above.

Plant #4 EPT

16.2 Indemnity by DELTA-T for Intellectual Property: DELTA-T hereby warrants that the Process, if used in a manner consistent with the Basic Process Design provided by DELTA-T and used in accordance with DELTA-T’s operating instructions, does not infringe any patent, copyright or trade secret. DELTA-T further agrees upon receipt from Owner of notification of a lawsuit or claim against Owner for such an infringement, to promptly defend such claim with competent counsel of its own choosing. DELTA-T further agrees, to indemnify Owner against any royalties, damages, orders, and court costs, awarded by a final, non-appealable judgment resulting from a finding of an infringement covered by this indemnity, or the settlement of a claim indemnifiable under this Section 16.2. This indemnification shall not apply to any design, process or product of a particular manufacturer or manufacturers, which is specified by Owner. This indemnification is valid only if (a) Owner gives notice of any claim or lawsuit for which it claims indemnity within time sufficient for Owner to contest such claim, (b) Owner cooperates fully and promptly with DELTA-T in the defense thereof at Owner’s expense for all items related to such defense not specifically imposed on DELTA-T above, including without limitation, any costs for time of witnesses who are employees of Owner, costs related to travel, production of documents, fees for any counsel it elects to assist it in addition to counsel appointed by DELTA-T for defense of the claim, and (c) DELTA-T has full authority in defense of such lawsuit or claim and to settle such claim, provided that, it can and does pay the cost of such settlement, and provided that it does not admit guilt, culpability or liability on the part of Owner without Owner’s prior written consent. In no case shall DELTA-T’s liability under this indemnity, including all costs and fees born by it, exceed the amount set forth at Article 13 above.

ARTICLE 17
CONFIDENTIALITY

17.1 Confidential Information: In connection with this Agreement, each party may receive or otherwise have access to Confidential Information of the other party. The Parties shall not disclose any Confidential Information of the other to any third party, nor shall they use any Confidential Information of the other for any purpose other than fulfilling their respective rights and obligations under this Contract, without the express written permission of the other. Each party agrees to take all reasonable precautions to prevent Confidential Information of the other party from being disclosed or disposed to any third party directly or indirectly without the prior written consent of the disclosing party. Neither party shall disclose any Confidential Information of the other pursuant to court order or other legal requirement unless: (i) it is advised by its legal counsel that it is legally required to do so; (ii) it has promptly given the disclosing Party notice of such order or process so that Party can obtain a secrecy order or other appropriate legal protection; and, (iii) it uses all other reasonable means to ensure the confidential treatment of such information. Each party’s obligation confidentiality shall extend beyond the term of this Agreement and shall continue until such time as such Confidential Information meets one of the exceptions in the definition of Confidential Information. Unless otherwise directed by the disclosing party, the receiving party agrees that it will return to the disclosing party upon completion of services under this Agreement all Confidential Information in tangible form, including for example, drawings, specifications and other documents. Each party may retain a single archive copy for reference purposes.

Plant #4 EPT

ARTICLE 18
DISPUTE RESOLUTION

18.1 Executive Conference or Arbitration: In the event of any controversy or claim arising out of or related to this Contract (excluding any claims related to ownership and/or use rights of intellectual property, including any claim that either party is infringing upon, or mis-using, any intellectual property or proprietary information of the other party), or the interpretation, termination or breach hereof, the Party involved shall, upon the written request of the other, attempt to resolve the matter by agreement of the representatives of the Parties at least one management level above the individuals who have had direct responsibility for performance of the Contract, or the highest level of management of any Party whose highest level of management has had direct responsibility for such performance. Such representatives shall meet in person or by telephone or teleconference at least once, and shall attempt to resolve any matter raised by either of them by the written notice requesting such resolution for a period of at least forty five (45) days. If the Parties are unable to resolve the dispute by agreement of such representatives within such 45-day period, then at the written request of any Party they shall submit the matter to binding arbitration under the then current Construction Industry rules of American Arbitration Association.

18.2 Arbitration: The place of arbitration shall be agreed in writing between the parties, or in the absence of agreement, shall be Los Angeles, California. Any Party who files a notice of demand for arbitration must assert in the demand all claims then known to that Party against the other. Judgment upon any award rendered by in arbitration under this Agreement may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

ARTICLE 19
FORCE MAJEURE

No delay in, or failure of, performance by either party hereto under this Contract, other than the failure to pay amounts due, will constitute default hereunder or give rise to any claim for damages if and to the extent caused by an occurrence beyond the control of the party affected, including but not limited to: acts of governmental authority, acts of God, strikes or other concerted acts of workmen, fire, flood, explosions, riots, war, rebellion or sabotage, provided, however, that if either party hereto fails to perform due to force majeure and such failure continues for more than one hundred twenty (120) days, the other may terminate this Contract. In case of termination by Owner under this Article 19, Owner shall pay DELTA-T for all Work completed and Equipment procured prior to the date of termination and billed in accordance with the Contract, including any retention money. In case of termination by DELTA-T under this Article 19, Owner shall pay DELTA-T for all Work completed prior to termination, including any retention money.

ARTICLE 20
GENERAL PROVISIONS

20.1 Assignment: Neither DELTA-T nor Owner shall assign or transfer its duties or obligations hereunder without the prior written consent of the other (provided, that Owner may assign this Contract to an affiliate, to a successor in interest, whether by merger, acquisition of asset or stock or otherwise, and to financing sources and their designees, without the consent of DELTA-T; in which case Owner shall provide written notice to DELTA-T of such assignment). This Contract shall be binding upon and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Owner and DELTA-T.

Plant #4 EPT

20.2 Entire Contract; Waiver; Amendment: These General Conditions and the attached Schedules constitute the full and complete Contract between the Parties hereto with respect to the subject matter hereof. There are no statements, agreements, understandings, representations or trade customs of any kind, express or implied, concerning the subject matter which are not merged herein or superseded hereby. A waiver of any of the terms of this Contract shall not bind either Party unless signed by one of its duly authorized representatives. Waiver by either Party of any default by the other party hereunder shall not be deemed a waiver by such Party of any default by the other, which may occur thereafter. This Contract may only be modified or amended by an appropriate change order as noted in Article 5 above or by an agreement in writing executed by both Parties hereto.

20.3 Governing Law: The validity, performance, construction and effect of this Contract shall be governed by the laws of the State of California.

20.4 Notices: All notices provided for herein will be considered as properly given if in writing and delivered personally or sent properly addressed, postage pre-paid:
If to DELTA-T, to:	323 Alexander Lee Parkway
Williamsburg, VA 23185
Attn: Robert L. Swain

If to Owner, to:	5711 N. West Avenue
Fresno, California 93711
Attn: Terry Kulesa

With a copy to:	General Counsel

20.5 Survival: Owner’s obligations under the provisions of Article 9, 13, 16, 17, and 18 shall survive termination or expiration of this Contract.

Plant #4 EPT

WITNESS WHEREOF, the parties hereto have executed this CONTRACT on the 6th day of September, 2006.

DELTA-T CORPORATION		PACIFIC ETHANOL, INC.

By:	/S/ ROBERT L. SWAIN	By:	/S/ NEIL M. KOEHLER
Name:	Robert L. Swain	Name:	Neil M. Koehler
Printed Name:	Robert L. Swain	Printed Name:	Neil M. Koehler
Title:	Vice President	Title:	CEO
Date:	9/6/06	Date:	9/6/06

Plant #4 EPT

SCHEDULE A

ENGINEERING & RELATED TECHNICAL SERVICES

1.0 Engineering/Deliverables Summary

NOTE:
1)
Scope items and deliverables below designated by “ * ” will be reviewed and signed off by OWNER per Section 3.2 of this Agreement before final approval is given by OWNER to be implemented into the Project. These items include project issues and decisions that rely heavily on OWNER’S discretion for financial, operating or strategic reasons. For example, the total amount of inventory and product storage capacity would need OWNER’S input as the decision has significant ramifications from a capital cost versus operating flexibility standpoint.

2)
Per Section 3.3 of this Agreement, scope items and deliverables below designated by “ * ” require that DELTA-T, through DTPS, review the work performed by OWNER’S general contractor(s), subcontractors or other agents to make sure it is in compliance with Process requirements.

3)	The items designated “(C)” have been completed by DELTA-T, through DTPS, prior to the date of execution of this Agreement.

4)
The items designated “(Basic Process Design”) are all the design and engineering components provided by DELTA-T which are required to complete detailed engineering of the plant. A milestone will be defined in the Schedule setting forth a special “Basic Process Design review” for the purpose of the Parties committing to all issues required to begin the detailed design of the Project. Once the Basic Process Design basis has been formally approved by both Parties and the data submitted to detailed engineering, any change requested by OWNER after that time will be handled as a change order with a reasonable extension of time and at a mutually agreed price to perform the change.

5)	For purposes of this Schedule A, “OWNER” shall include OWNER and all of OWNER’s vendors and subcontractors.

Plant #4 EPT

Task/Deliverable Description	Responsibility D - Delta-T (DTPS) O - OWNER	Basic Process Design
Detailed Cost Budget, Plot Plan, Typical Project Schedule, Block Flow Diagrams, Building Information and Vendor Quotes from the existing facility (C).	D	NO
Engineering SCHEDULE*	D	NO
Master Project SCHEDULE **	O	NO
Engineering Document List*	D	YES
System Design Specifications*	D	YES
Process Description	D	YES
Facility Process Flow Diagram	D	NO
Facility Mass and Energy Balances	D	YES
Process Areas Flow Diagrams	D	YES
Process Areas Mass and Energy Balances	D	YES
Production & Utility Consumption*	D	YES
Piping & Instrument Diagrams	D	YES
Major Equipment List	D	YES
Major Equipment Data Sheets	D	YES
Motor List	D	YES
Instrument List	D	YES
Valve List	D	YES
Pipeline List	D	YES

Plant #4 EPT

Insulation & Heat Trace List	D	YES
Instrument Data Sheets	D	YES
Major Equipment Detailed Design	D	NO
PLANT Process Equipment Procurement Technical Specifications	D	YES
Major Equipment Bid Drawings	D	NO
Major Equipment Bid Packages	D	NO
Non-PLANT PROJECT Equipment Procurement Technical Specification	D	NO
Electrical Single Line Diagram**	D	NO
Electrical Arrangement Dwgs.**	D	NO
Electrical Panel Design Drawings**	D	NO
Cable and Conduit SCHEDULE	D	NO
Electrical Interconnection Data	D	NO
Electrical Schematic Diagrams**	D	NO
Control Valve Data Sheets	D	YES
Manual Valve Specifications	D	NO
Instrumentation Installation Details	D	YES
Control System Specification	D	YES
Control Narrative	D	YES
Control System Programming	D	NO

Plant #4 EPT

PLANT Basic AutoCAD 3-D Equipment Arrangement & Piping Model	D	NO
PLANT Equipment Plan & Section Arrangement Drawings	D	YES
PLANT Basic Piping Layouts & Arrangement	D	YES
Instrumentation Location Information	D	YES
Piping Specifications	D	NO
Detailed Piping Design & Arrangement	D	NO
Piping Support Design	D	NO
Piping Isometrics (IFB)	D	NO
Structural Steel Arrangements**	D	NO
Structural Steel Design	D	NO
Structural Steel Fabrication & Installation Technical Specifications	D	NO
Foundation Design	D	NO
Equipment Installation Technical Specification	D	YES
Instrument Installation Technical Specifications	D	YES
Insulation Installation Technical Specification	D	YES
Piping Installation Technical Specification	D	YES
Site Geotechnical Data	O	NO
Building Design**	D	NO
Rail and Facility Design**	O	NO
Prepare Environmental Permit Applications	O	NO
Process Safety Management Review (PSM)**	D	NO
Verify Compliance with Construction Codes	D	NO

Plant #4 EPT

Design Fire Suppression System	O	NO
Supply Process Needs Associated with Non Process Area Systems	D	YES
Review of Detailed Engineering for Non-PLANT Areas	D	NO
Construction Observation (with specific CLIENT approval of personnel)	D	NO
Operations Manual	D	NO
Operator Training*	O	NO
STARTUP & Commissioning Assistance*	D	NO
Ongoing Technical Service	D	NO
Bid Evaluation & Equipment/Vendor Recommendation*	D	NO
Procurement Services for Equipment listed in Section 1.13 below*	D	NO
Procurement of construction materials, construction services, and equipment other than that listed in Section 1.13**	D	NO

The following provides a text description of key DELTA-T (DTPS) deliverables for the packages and services shown in the preceding list of SCHEDULE A, Section 1.0.

1.1 Non-Process Area System Specifications

Performance specifications will be provided for non-PROCESS areas which interconnect to the Process, and which may impact the overall operation of the PLANT. The performance specification will be included in the System Design Specification.

Plant #4 EPT

Specifications will be provided for the following non-Process areas:
•	Grain handling and storage

1.2 Detail Engineering

DELTA-T will provide the following detail engineering services for the PLANT:

•	Detailed piping design including layout, specifications and isometric drawings
•	Instrumentation and electrical installation specifications
•	Specifications for vessel detail design and installation, including internals
•	3D model reviews of piping, electrical and equipment layout
•	Provide electrical, structural, and process control design to support the process.
•	Provide bid packages for all major construction activities within DTC’s scope.

1.3 Procurement Services for Equipment

DELTA-T will provide procurement services for specific Equipment and Equipment packages within the PLANT as listed in Section 1.13 of this Schedule A. Procurement will include:

•	Prepare bid package supporting data and documentation, and prepare and issue bid packages to vendors
•	Evaluate bids and vendor selections, subject to Owner’s approval.
•	Issue Purchase orders.
•	Track, expedite and coordinate engineering drawings delivery as well as equipment deliveries to site
•	Review and approve payment for all invoices for Equipment and delivery.

1.4 Review of Non-PROCESS Areas of the PLANT

Review and provide comments on all Non-PROCESS areas in the Plant designed by others, including, but not limited to the following:

•	Corn receiving and storage systems

This review service will include:

•	Review of design for conformance with PROCESS requirements
•	Assistance with preparation of vendor lists and selection of vendors
•	Assistance with establishing scope for RFQ
•	Review final design to ensure that it is compatible with the PROCESS and the PLANT

Plant #4 EPT

1.5 Review of Construction for Conformance with PROCESS

•	During the construction phase, DELTA-T will provide a full time on-site representative to interface with the construction contract and serve as the Delta-T (DTPC) representative.

1.6 Safety, Operability and Maintainability Review

DELTA-T will perform the BASIC PROCESS DESIGN to meet the codes defined in Section 2 of this Schedule A. DELTA-T will also provide skilled personnel to participate in Process Safety Management (PSM) activities conducted by OWNER for:

•	Assist OWNER with review of the entire PLANT for safety, operability, and maintainability issues
•	Assist OWNER with any required formal PSM review of selected areas of the PLANT

Any review of the detail design requested by OWNER shall be handled under Change Orders.

1.7 Operations Manuals

Five (5) sets of Operations manuals will be provided for PROCESS areas, which will include:

•	Description of the entire PLANT PROCESS and each system operation
•	Detailed operating description of each process unit
•	Initial start-up procedures
•	Normal operation
•	Startup & shutdown under normal operating conditions
•	Startup & shutdown under emergency conditions
•	Cleaning & preventive maintenance guidelines
•	Safety & Health guidelines
•	Basic troubleshooting guides

1.8 Maintenance Manuals

As a part of its purchasing services, DELTA-T will assemble maintenance manuals for all Equipment it procures under this Agreement. These manuals will normally consist of certified vendor drawings, operations manuals, maintenance manuals, lubrication requirements (amount and type), and spare parts list (start-up, one and three year recommended spares), with special instructions included where the vendor information is insufficient.

Plant #4 EPT

1.9 Operator Training

At Owner’s election, DELTA-T will provide comprehensive on-site training for operators, technicians, supervisors, and managers. Training activities will cover the following:

•	Operations manual, charts, diagrams
•	Classroom instruction in the theory and background for system design & operation
•	Instruction in the PLANT consisting of "hands-on" training
•	Startup
•	Normal operation & control
•	Detection of and reaction to abnormal operating conditions
•	Cleaning & preventive maintenance guidelines
•	Planned shutdown & startup
•	Emergency shutdown & startup
•	Basic troubleshooting
•	Safety & Health guidelines

All training shall be provided in fourteen (14) calendar days by two DELTA-T people. The exact schedule for such training will be coordinated with OWNER. DELTA-T recommends that training be done in one week of “classroom” oriented training during the later stages of construction (after key positions have been filled in the operations staff) and one week of combination of “hands-on” and classroom training during startup activities.

1.10 STARTUP & Commissioning Assistance

DELTA-T will provide up to 4 people for a duration of up to thirty (30) calendar days to assist/consult with Owner’s operating staff during STARTUP, commissioning, and Acceptance Testing of the Plant. The scope of STARTUP and commissioning services to be provided by DELTA-T includes:

•	Provide skilled and experienced engineering/operations personnel on site with 24 hour per day coverage during critical commissioning activities, startup and conductance of Acceptance Testing.
•	Provide consultation and advice to troubleshoot and problem-solve startup and operating problems for all areas of the PLANT
•	Continuance of “hands-on” operator training while conducting startup and commissioning activities

Plant #4 EPT

1.11 Ongoing Technical Service

DELTA-T will provide ongoing telephone response at no charge to OWNER’s questions, concerns or problems with regard to the operation and maintenance of the plant for a period of one year following STARTUP.

1.12 General Conditions

DELTA-T (DTPS) will provide all engineering deliverables such as electronic models, drawings, calculations, and other project documentation to OWNER in electronic format. All engineering deliverables generated by the performance of the work will become the property of OWNER. In addition, DELTA-T (DTPS) will work with OWNER to establish electronic communication practices.

1.13 List of Equipment for Which Procurement Services will be Provided by DELTA-T

[*]

2.0 Design Codes & Standards

Unless specifically noted to the contrary, the design specifications for the PROCESS and the PLANT shall conform with the applicable sections and parts of the codes and standards set forth below, including the most recent revisions and supplements at the time of the execution of the Agreement.

____________________________
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Plant #4 EPT

Applicable Standards:	Federal, State, Local, OSHA, Air quality, ANSI
Building Codes:	UBC, IBC, CBC, or other state, local, federal, or international building codes that may apply at specified site or sites
Cable Marking:	ICEA (Insulated Cable Engineers Association)
Concrete:	ACI (American Concrete Institute)
Corrosion:	NACE (National Association of Corrosion Engineers)
Electrical/Instrumentation:	NEMA (National Electrical Manufacturers Assoc)
NEC (National Electrical Code)
ISA (Instrument Society of America)
Electrical Components:	UL (Underwriters Laboratories)
Flanges:	ANSI standard
Fire Protection:	NFPA, IFC, CBC, or other state, local, federal, or international codes that may apply at specified site or sites
Heat Exchanger:	TEMA (Tubular Exchanger Manufacturers Association)
Nuts, Bolts, Fittings	ASTM (American Society of Testing Materials)
& Line Components:	SAE (Society of Automotive Engineers)
Painting:	SSPC (Steel Structure Painting Council)
Personnel Safety:	OSHA (Occupational Safety and Health Association)
Piping, pumps:	ANSI (American National Standards Institute)
Structural Steel:	AISC (American Institute of Steel Construction)
Tanks	API (American Petroleum Institute)
Valves and Fittings:	MSS (Manufacturers Standardization Society)
Vessels (Where required):	ASME (American Society of Mechanical Engineers)
Welding:	AWS (American Welding Society)

Plant #4 EPT

SCHEDULE B: RATES

DELTA-T CORPORATE COMMERCIAL BILLING RATES

POSITION / FUNCTION	HOURLY RATE

Senior Consultant/Principal	$300.00
Director of Engineering	$250.00
Project Manager	$200.00
Construction Manager	$150.00
Project Engineer	$135.00
Project Controls	$125.00
Procurement Manager	$125.00
Senior Process Consultant	$195.00
Senior Process Engineer	$150.00
Senior I&C Engineer	$150.00
Senior Mechanical Engineer	$150.00
Process Engineer	$125.00
I&C Engineer	$110.00
Mechanical Engineer	$110.00
Senior Designer	$100.00
Designer	$75.00
Draftsperson	$60.00
Technicians	$110.00
Financial Control and Billing	$80.00
Clerical	$60.00

Plant #4 EPT

SCHEDULE C:
Project Schedule

[*]

____________________________
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Plant #4 EPT

SCHEDULE D:
Reserved

Plant #4 EPT

SCHEDULE E:
List of Designers

4B Components East Peoria, Illinois	Magnin-Interis Charmes, France

Abengoa BioEnergy Sevilla, Spain	Katzen International, Inc. Cincinnati, Ohio

Agrol Biotechnologies Ltd. Guildford, Surrey Canada	Lurgi PSI Inc. Memphis, TN

Ambitech Engineering Corporation Downers Grove, Illinois	Merrick & Company Aurora, Colorado

AMG Engineering Cincinnati, Ohio	Praj Industries Pune, India

Bio-Process Innovation West Lafayette, Indiana	Process Plus, LLC Cincinnati, Ohio

Bio-Renewable Group Omaha, Nebraska	Raphael Katzen Associates International Cincinnati, Ohio

Broin & Associates, Inc. Aberdeen, South Dakota	Ro-Tech Incorporated Louisville, Kentucky

Burns & McDonnell Kansas City, Missouri	SNC-Lavalin Group Toronto, Canada

Chematur Engineering & Weatherly Engineering Atlanta, Georgia	Southeastern Energy Development, Inc. Brooklyn, NY (Alliance with Pure Vision Technology)

Dick Engineering Inc. Toronto, Ontario, Canada	Technip Cedex, France

MECS, Inc. St. Louis, Missouri	Vogelbusch USA, Inc. Houston, TX (and its parent Vogelbusch-Austria)

Fagen, Inc. Granite Falls, Nebraska	Wave Zeal Ltd. Winnepeg, Manitoba CANADA

Harris Group Inc. Seattle, WA	Washington Group International Boise, Idaho

ICM, Inc. Colwich, KS	Washington Group International Boise, Idaho

Any individual, group or company that performs, on the date of the License or during its term, (a) consulting or engineering related to the design of alcohol process technology and/or (b) design/build services for existing and prospective alcohol plants

Plant #4 EPT

SCHEDULE F:
Payment Schedule

[*]

____________________________
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Plant #4 EPT

SCHEDULE G:
License Fee Formula

[*]

____________________________
[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Plant #4 EPT